Exhibit 10.1

RETENTION BONUS AGREEMENT

This RETENTION BONUS AGREEMENT (this “Agreement”) is made effective as of June 7, 2022 (the “Effective Date”) by and between Tuesday Morning, Inc. (“Tuesday Morning”) and Jennifer Robinson (the “Employee”). Tuesday Morning and the Employee are referred to herein individually as a “Party” and together as the “Parties”.

RECITALS

WHEREAS, the Company (as defined below) currently employs the Employee; and

WHEREAS, the Company believes it is in its best interests to pay the Employee additional compensation to induce the Employee to continue to provide services to the Company through February 1, 2023 (the “Retention Date”) and the Employee desires to continue to provide services to the Company through the Retention Date.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.             Term. Except as otherwise provided by Section 10 below, the provisions set forth in this Agreement shall be in effect for a period commencing on the Effective Date set forth above and shall continue through the first to occur of: (a) the Retention Date; (b) if, prior to the Retention Date, the Employee’s employment is terminated by the Employee without Good Reason (as defined below) or by the Company for Cause (as defined below), upon repayment of the Retention Bonus by the Employee in accordance with Section 4 below; and (c) if, prior to the Retention Date, the Employee’s employment is terminated by the Employee with Good Reason or by the Company without Cause or upon the Employee’s death or Total and Permanent Disability (as defined below), the date of the Employee’s termination of employment.

2.             Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed thereto:

(a)            “Board” means the board of directors of Tuesday Morning.

(b)            “Company” means Tuesday Morning Corporation, a Delaware corporation, and Tuesday Morning or any of their respective parents, subsidiaries or affiliates, as applicable.

(c)            “Cause” means (i) willful misconduct with respect to the Employee’s duties as an employee of the Company; (ii) indictment for a felony; (iii) commission of fraud, embezzlement, theft or other act involving dishonesty, or a crime constituting moral turpitude, in any case whether or not involving the Company, that, in the opinion of the Company, renders the Employee’s continued employment harmful to the Company; (iv) breach or persistent breaches of any kind of the Company’s employment policies (or the employment policies of any successor to the Company), as they may exist from time-to-time, which is not cured after 30 days prior written notice by the Company; and/or (v) violation by the Employee of the terms of any non-competition, non-disclosure or similar agreement with respect to the Company to which the Employee is a party, including, without limitation, the provisions of Section 5, 6, 7 or 8 of this Agreement.

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(d)            “Good Reason” means the Company, without the Employee’s consent: (i) reduces the Employee’s base salary to an amount that is materially less than the Employee’s base salary immediately prior to the Effective Date; (ii) the Company materially reduces the Employee’s authority, duties, or responsibilities with the Company; or (iii)  requires the Employee to have the Employee’s principal work location changed to a location in excess of 50 miles from the Employee’s principal work location immediately prior to the Effective Date. The foregoing events shall not constitute Good Reason unless the Employee delivers to the Company a written notice of termination of employment for Good Reason specifying the alleged event constituting Good Reason within 90 days after the Employee first learns of the existence of the circumstances giving rise to Good Reason and within 30 days following delivery of such notice the Company has failed to cure the circumstances giving rise to Good Reason.

(e)            “Total and Permanent Disability” shall have the meaning ascribed to such term in the Tuesday Morning Corporation 2014 Long-Term Incentive Plan, as amended.

3.             Retention Bonus. The Employee agrees to remain employed with the Company through the Retention Date and to keep information confidential in accordance with Section 5 below and to comply with the provisions of Sections 6, 7, 8, and 9 below. As consideration for the Employee’s agreements herein, the Company agrees to pay the Employee Three Hundred Thousand Dollars ($300,000.00) (the “Retention Bonus”), less all applicable payroll and other tax withholdings, on or before July 1, 2022, subject to the repayment obligation set forth in Section 4 below.

4.             Repayment Obligation. In the event the Employee violates the provisions of Section 5, 6, 7, or 8 below during the Restrictive Covenant Period (as defined in Section 7(a) below) or the Employee terminates employment with the Company prior to the Retention Date without Good Reason or is terminated by the Company for Cause, the Employee acknowledges, understands, and agrees that immediately upon such violation or such termination of employment, the Employee must repay the Company, within [7] days following such violation or termination of employment, an amount equal to the full amount of the Retention Bonus (less any taxes originally withheld by the Company from such payment) previously paid to the Employee. The Employee further acknowledges, understands, and agrees that the Company shall be entitled to deduct from any other compensation payable to the Employee any amounts that the Employee is required to pay in accordance with this Section 4. The Employee’s repayment obligation under this Section 4 shall survive termination of this Agreement. For purposes of clarity, the repayment obligation set forth in this Section 4 shall not apply if the Employee’s employment with the Company is terminated by the Company without Cause, by the Employee with Good Reason, or due to the Employee’s death or Total and Permanent Disability.

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5.             Confidential Information and Non-Disclosure Obligations.

(a)            During the Employee’s employment with the Company, the Company shall provide the Employee otherwise prohibited access to certain of its Confidential Information which is not known to the Company’s competitors or within the Company’s industry generally, which was developed by the Company over a long period of time and/or at its substantial expense, and which is of great competitive value to the Company. For purposes of this Agreement, “Confidential Information” includes all trade secrets and confidential and proprietary information of the Company, including, but not limited to, the following: all documents or information, in whatever form or medium, concerning or relating to the Company’s operations; procedures; computer systems; customer information; methods of doing business; merchandise; marketing plans and methods; financial and accounting information; policies and practices; product information and strategy; project and prospect locations and leads; developmental or experimental work; research; development; know-how; technical data; designs; plans for research or future products; improvements; discoveries; database schemas or tables; development tools or techniques; finances; business plans; sales plans and strategies; budgets; pricing and pricing strategies and techniques; costs; customer and client lists and profiles; customer and client nonpublic personal information; supplier lists; business records; audits; management methods and information; reports, recommendations and conclusions; business practices; strategies; training manuals; vendors; suppliers; contractual relationships; and other business information disclosed or made available to the Employee by the Company, either directly or indirectly, in writing, orally, or by drawings or observation, that is not known to the public or any of the Company’s competitors or within the Company’s industry generally, which was developed by the Company at its expense, and which is of value to the Company. Confidential Information prepared or compiled by the Employee and/or the Company or furnished to the Employee during the Employee’s employment with the Company shall be the sole and exclusive property of the Company, and none of such Confidential Information or copies thereof, shall be retained by the Employee. The Employee acknowledges that the Company does not voluntarily disclose Confidential Information, but rather takes precautions to prevent dissemination of Confidential Information beyond those employees such as the Employee entrusted with such information. The Employee further acknowledges that the Confidential Information: (i) is entrusted to the Employee because of the Employee’s position with the Company; and (ii) is of such value and nature as to make it reasonable and necessary for the Employee to protect and preserve the confidentiality and secrecy of the Confidential Information. The Employee acknowledges and agrees that the Confidential Information is a valuable, special, and a unique asset of the Company, the disclosure of which could cause substantial injury and loss of profits and goodwill to the Company. While the Employee may not disclose any such Confidential Information, the Employee has the right to discuss wages, benefits or other terms and conditions of employment. Nothing in this Agreement, including the definition of “Confidential Information” above and the nondisclosure requirements in Section 5(b) is intended to restrict the Employee’s right to have such discussions.

(b)            The Employee shall hold all Confidential Information in strict confidence. The Employee shall not, during the period of the Employee’s employment or at any time thereafter, disclose to anyone, or publish, use for any purpose, exploit, or allow or assist another person to use, disclose or exploit, except for the benefit of the Company, without prior written authorization, any Confidential Information or part thereof, except as permitted: (i) in the ordinary course of the Company’s business or the Employee’s work for the Company; or (ii) by law. The Employee shall use all reasonable precautions to assure that all Confidential Information is properly protected and kept from unauthorized persons. Further, the Employee shall not directly or indirectly, use the Company’s Confidential Information or information regarding the names, contact information, skills and compensation of employees and contractors of the Company to: (x) call upon, solicit business from, attempt to conduct business with, conduct business with, interfere with or divert business away from any customer, client, vendor or supplier of the Company with whom or which the Company conducted business within the 18 months prior to the Employee’s termination from employment with the Company; and/or (y)  recruit, solicit, hire or attempt to recruit, solicit, or hire, directly or by assisting others, any persons employed by or associated with the Company. The Employee agrees that the Employee shall take all steps necessary to safeguard all Confidential Information and prevent its wrongful use, disclosure, or dissemination of any other person or entity. The Employee further agrees that in the event the Employee is subpoenaed, served with any legal process or notice or otherwise requested to produce or divulge, directly or indirectly, any Confidential Information by any entity, agency, or person in any formal or informal proceeding including, but not limited to, any interview, deposition, administrative or judicial hearing and/or trial, and upon the Employee’s receipt of such subpoena, process, notice or request, the Company requests that the Employee notify and deliver via overnight delivery service a copy of the subpoena, process, notice or other request to: the Company’s General Counsel at 6250 LBJ Freeway, Dallas, Texas 75240.

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(c)            The Employee shall immediately notify the Company’s General Counsel if the Employee learns of or suspects any unauthorized disclosure of Confidential Information concerning the Company.

(d)            The Employee agrees that the Employee shall not use or disclose any confidential or trade secret information belonging to any former employer or third party, and the Employee shall not bring onto the premises of the Company or onto any Company property, any confidential or trade secret information belonging to any former employer or third party without such third parties’ consent.

(e)            During the Employee’s employment, the Company will receive from third parties their confidential and/or proprietary information, subject to a duty on the Company’s part to maintain the confidentiality of and to use such information only for certain limited purposes. The Employee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or organization or to use it except as necessary in the course of the Employee’s employment with the Company and in accordance with the Company’s agreement with such third party.

(f)            Notwithstanding the foregoing or any other agreement regarding confidentiality with the Company, the Employee may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having authority over the Employee or the business of the Company or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Employee to divulge, disclose or make accessible such information. Nothing in this Agreement is intended to interfere with the Employee’s right to (i) report possible violations of state or federal law or regulation to any governmental agency or entity, (ii) make other disclosures that are protected under the whistleblower provisions of state or federal law or regulation, (iii) file a claim or charge with any government agency or entity, or (iv) testify, assist, or participate in an investigation, hearing, or proceeding conducted by any government or law enforcement agency, entity or court.

(g)            The Employee is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that the Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Employee is further notified that if the Employee files a lawsuit for retaliation against the Company for reporting a suspected violation of law, the Employee may disclose the Company’s trade secrets to the Employee’s attorney and to use the trade secret information in the court proceeding if the Employee (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.

(h)           Upon the termination of the Employee’s employment for any reason, the Employee shall immediately return and deliver to the Company any and all Confidential Information, software, devices, cell phones, personal data assistants, credit cards, data, reports, proposals, lists, correspondence, materials, equipment, computers, hard drives, papers, books, records, documents, memoranda, manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, which belong to the Company or relate to the Company’s business and which are in the Employee’s possession, custody or control, whether prepared by the Employee or others. If at any time after termination of the Employee’s employment the Employee determines that the Employee has any Confidential Information in the Employee’s possession or control, the Employee shall immediately return to the Company all such Confidential Information in the Employee’s possession or control, including all copies and portions thereof.

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6.             Non-Disparagement. The Employee agrees that, unless permitted by law, the Employee will not make any disparaging statements or representations, either directly or indirectly, whether orally or in writing, to any person whatsoever, about the Company, its operations, business practices and/or products. For purposes of this Section 6, a disparaging statement or representation is any communication which, if publicized to another, would cause the recipient of the communication to question the business condition, integrity, competence, good character or product quality of the Company.

7.             Restrictive Covenants. In Section 5, the Company promised to provide the Employee certain Confidential Information. The Employee recognizes and agrees that: (i) the Company has devoted a considerable amount of time, effort, and expense to develop its Confidential Information and business goodwill; (ii) the Company’s Confidential Information and business goodwill are valuable assets to the Company; and (iii) any unauthorized use or disclosure of the Confidential Information would cause irreparable harm to the Company for which there is no adequate remedy at law, including damage to the Company’s business goodwill. To protect the Confidential Information and business goodwill of the Company, the Employee agrees to the following restrictive covenants.

(a)            Non-Solicitation. The Employee agrees that, as part of the Employee’s employment or association with the Company, the Employee will become familiar with the salary, pay scale, capabilities, experiences, skill and desires of the Company’s employees and consultants. For these reasons, the Employee agrees that to protect the Company’s Confidential Information, legitimate business interests, and business goodwill, it is necessary to enter into the following restrictive covenant. The Employee agrees that, during the Employee’s employment and for a period of 12 months following the date on which the Employee’s employment with the Company terminates for any reason (the “Restrictive Covenant Period”), the Employee, whether directly or indirectly, shall not recruit, solicit, hire or attempt to recruit, solicit, or hire, directly or by assisting others, any persons employed by or associated with the Company, nor shall the Employee contact or communicate with any such persons for the purpose of inducing such persons to terminate their employment or association with the Company. For purposes of this paragraph, the “persons” covered by this prohibition include current employees and persons who were employed by the Company within 12 months of the time of the attempted recruiting, solicitation, or hiring.

(b)            Remedies. The Employee acknowledges that the restrictions contained in Sections 5, 6, and 7, in view of the nature of the Company’s business, are reasonable and necessary to protect the Company’s legitimate business interests, business goodwill and reputation, and that any violation of these restrictions would result in irreparable injury and continuing damage to the Company, and that money damages would not be a sufficient remedy to the Company for any such breach or threatened breach. Therefore, the Employee agrees that the Company shall be entitled to a temporary restraining order and injunctive relief restraining the Employee from the commission of any breach or threatened breach of Section 5, 6, and 7, without the necessity of establishing irreparable harm or the posting of a bond, and to recover from the Employee damages incurred by the Company as a result of the breach, as well as the Company’s attorneys’ fees, costs and expenses related to any breach or threatened breach of this Agreement and enforcement of this Agreement. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages, attorneys’ fees, and costs. The existence of any claim or cause of action by the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the restrictive covenants contained in Sections 5, 6, and 7, or preclude injunctive relief.

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(c)            Tolling. If the Employee violates any of the restrictions contained in this Section 7, the Restrictive Covenant Period shall be suspended and shall not run in favor of the Employee until such time that the Employee cures the violation to the satisfaction of the Company; the period of time in which the Employee is in breach shall be added to the Restrictive Covenant Period.

(d)            Notice. If the Employee, in the future, seeks or is offered employment, or any other position or capacity with another company or entity, the Employee agrees to inform each new employer or entity, before accepting employment, of the existence of the restrictions in Section 5, 6, and 7. The Company shall be entitled to advise such person or subsequent employer of the provisions of Section 5, 6, and 7 and to otherwise deal with such person to ensure that the provisions of Section 5, 6, and 7 are enforced and duly discharged.

8.             Confidentiality of this Agreement. The Employee agrees to keep the terms of this Agreement, including, without limitation, the amount of the Retention Bonus, completely confidential and shall not disclose the same to any person; provided, however, that the Employee may disclose the terms of this Agreement and the amount of the Retention Bonus to the Employee’s family and financial, tax, professional, pastoral and legal advisors or as otherwise permitted by applicable law. Before sharing this Agreement or its terms with the Employee’s family or the Employee’s financial, tax, professional, pastoral and/or legal advisors, the Employee agrees to notify them of this confidentiality requirement and to require them to agree to this confidentiality requirement. In addition, the Parties expressly acknowledge that certain employees of the Company currently know or have been provided the terms of this Agreement, and any subsequent disclosure of this Agreement or its terms by such employees of the Company shall not constitute a breach or violation of this Section 8 by the Employee.

9.             Cooperation. During the term of this Agreement and after the Employee’s employment with the Company terminates for any reason, the Employee agrees, subject to his or her other professional and personal commitments to the extent practicable, to provide the Employee’s full cooperation, at the request of the Company, in the transitioning of the Employee’s job duties and responsibilities and any and all investigations or other legal, equitable or business matters or proceedings which involve any matters for which the Employee worked on or had responsibility for during the Employee’s employment with the Company. The Employee also agrees, subject to his or her other professional and personal commitments to the extent practicable, to be reasonably available to the Company or its representatives to provide general advice or assistance as requested by the Company (subject to his or her rights under the Fifth Amendment of the U.S. Constitution). This includes, but is not limited to, testifying (and preparing to testify) as a witness in any proceeding or otherwise providing information or reasonable assistance to the Company in connection with any investigation, claim or suit, and cooperating with the Company regarding any investigation, litigation, claims or other disputed items involving the Company that relate to matters within the knowledge or responsibility of the Employee (subject to his or her rights under the Fifth Amendment of the U.S. Constitution). Specifically, the Employee agrees, subject to his or her other professional and personal commitments to the extent practicable, (a) to meet with the Company’s representatives, its counsel or other designees at reasonable times and places with respect to any items within the scope of this provision; (b) to provide truthful testimony regarding the same to any court, agency or other adjudicatory body; (c) to provide the Company with immediate notice of contact or subpoena by any non-governmental adverse party as to matters relating to the Company; and (d) to not voluntarily assist any such non-governmental adverse party or such non-governmental adverse party’s representatives. The Employee acknowledges and understands that the Employee’s obligations of cooperation under this Section 9 are not limited in time and may include, but shall not be limited to, the need for or availability for testimony. The Company shall reimburse the Employee for reasonable expenses incurred in providing cooperation requested by the Company pursuant to this Section 9.

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10.            Survival. The provisions of Sections 4, 5, 6, 7, 8, and 9 creating obligations extending beyond the term of this Agreement shall survive the expiration or termination of this Agreement and of the Employee’s employment with Company, regardless of the reason for such expiration or termination.

11.            Section 409A. The Parties intend this Agreement, and any payments made pursuant to this Agreement, to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, as a “short-term deferral” within the meaning of Treasury Regulation Section 1.409A-1(b)(4), and further agree to interpret this Agreement at all times in accordance with such intent.

12.            No Right to Continued Employment. Nothing contained in this Agreement shall be deemed to give the Employee the right to be retained in the employment of the Company or to interfere with the right of the Company to discharge the Employee at any time regardless of the effect that such discharge shall have upon the Employee under this Agreement.

13.            Entire Agreement. This Agreement is the entire agreement between the Parties with respect to the subject matter hereof and supersedes any previous agreements, written or oral, between the Employee and the Company with regard to the subject matter of this Agreement. Notwithstanding the foregoing, this Agreement does not supersede any non-disclosure, non-disparagement, or confidentiality provisions or agreements that the Employee and the Company have previously entered into, and the Parties agree that this Agreement and any prior provisions and/or agreements are both enforceable and may run concurrently and may both be enforced. This Agreement may not be modified or amended orally, and any amendment or modification must be in a writing signed by the Parties. The Employee acknowledges and represents that in executing this Agreement, the Employee did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in this Agreement. The Parties represent that they have relied on their own judgment in entering into this Agreement.

14.            Partial Invalidity and Reformation. The Employee and the Company understand that nothing in this Agreement is intended to hinder the Employee’s performance of any legally-required duty or to violate any applicable law, rule or regulation and that, in the event any court of competent jurisdiction holds any provision of this Agreement to be invalid or unenforceable, such invalid or unenforceable provision(s) shall be limited or excluded from this Agreement to the minimum extent required, and the remaining provisions shall not be affected and shall remain in full force and effect.

15.            Nonwaiver and Construction. The Company’s waiver of any provision of this Agreement shall not constitute (a) a continuing waiver of that provision, or (b) a waiver of any other provision of this Agreement. Nothing contained in this Agreement shall be construed as prohibiting the Company or the Company from pursuing any other remedies available for any breach or threatened breach, including, without limitation, the recovery of money damages.

16.            Controlling Law. This Agreement shall be governed by and construed under the laws of the State of Texas. Any dispute in the meaning, effect, or validity of this Agreement shall be resolved in accordance with the laws of the State of Texas without regard to the conflict of laws provisions thereof. The Company and the Employee agree that the language in this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, either of the Parties.

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17.            No Duties; Waiver of Claims. Except to the extent required by any unwaiveable requirement under applicable law, no employee of the Company shall have any duties or liabilities, including, without limitation, any fiduciary duties, to the Employee (or any person claiming by or through the Employee) as a result of this Agreement or any claim arising hereunder and, to the fullest extent permitted under applicable law, the Employee irrevocably waives and releases any right or opportunity the Employee might have to assert (or participate or cooperate in) any claim against any employee or outside director of the Company arising out of this Agreement. This Agreement does not create, nor shall it be construed as creating, any principal and agent, trust, or other fiduciary duty or special relationship running from the Company to the Employee.

18.            Counterparts. This Agreement may be executed by the Parties in multiple counterparts, whether or not all signatories appear on these counterparts (including via electronic signatures and exchange of PDF documents via email), each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

Jennifer Robinson	TUESDAY MORNING, INC.

Signature:	/s/ Jennifer Robinson	Signature:	/s/ Fred Hand

Print Name: Jennifer Robinson	Print Name: Fred Hand
Date: June 7, 2022	Title: CEO

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